Tecumseh Products Holdings LLC Appoints
Tecumseh Products Company CEO

MEMPHIS, Tenn., March 14, 2016 – Mueller Industries, Inc. (NYSE: MLI) announced today that Mr. Doug Murdock, the President of its Climate Products Group, has resigned effective March 11, 2016 to accept the position of Chief Executive Officer of Tecumseh Products Company.  Tecumseh is owned by Tecumseh Products Holdings LLC, a 50/50 joint venture of Mueller Industries, Inc. and Atlas Holdings, LLC.

Greg Christopher, CEO of Mueller Industries, said, “This is a great opportunity for Doug, and one that will greatly benefit Mueller and our partner, Atlas Holdings LLC.  We are excited for this new chapter in Tecumseh’s progress.”

Mueller Industries, Inc. is an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel, and plastics.  It is headquartered in Memphis, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, and China.  Its products include tubing, fittings, valves, vessels, and related items for plumbing and HVACR-related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications.  Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings.  The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements.  The reader should not place  undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT:  Jeffrey A. Martin, (901) 753-3226